Exhibit 23.1

Draft Independent Registered Public Accounting Firm’s Consent

We hereby consent to the use in this Registration Statement on Form F-1 of CyberScope Web3 Security Inc. of our report dated August 14, 2025, relating to the financial statements of Cyberscope I.K.E as of and for the year ended December 31, 2024 and as of December 31, 2023 and for the period from February 08, 2023 to December 31, 2023 appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Suri & Co., Chartered Accountants

No. 443 & 445 Guna Complex, Chennai

Date: August 19, 2025

Place: Chennai, India